May 28, 2024

Christopher Natali
1338 Edgewood Road,
Redwood City, CA 94062

Dear Christopher,

I am delighted you expressed interest in learning about PayPal and our Vice President, Chief Accounting Officer position. We have enjoyed getting to know you better and understanding how your experience, expertise and leadership approach aligns with helping PayPal on our mission to democratize financial services and improve the financial health of individuals, families, businesses and communities around the world. We are excited at the prospect of you joining as a leader at PayPal, and we are pleased to offer you the full-time, exempt position of Vice President, Chief Accounting Officer, currently reporting to Jamie Miller, Executive Vice President, Chief Financial Officer.

Through this letter, I will present the specifics of your job offer and compensation package, including legal terms and conditions. Please review this content and sign where noted, via DocuSign. Should you have any questions, please reach out Jason Tarazi.

Your Compensation Package

Salary and Bonuses

At PayPal, we pride ourselves on offering a competitive total rewards package. Your annual base salary will be $400,000 (paid bi-weekly at $15,384.61 per pay period, less applicable deductions and tax withholdings).

You will be eligible to participate in the 2024 PayPal Annual Incentive Plan (“AIP”), subject to the terms and conditions of the AIP as determined by the Compensation Committee of the Board of Directors of PayPal Holdings, Inc or its delegate (the “Committee”). The AIP is an incentive bonus that is calculated based on your individual achievement as well as company performance for the year. The AIP performance period is from January 1 through December 31. Your target bonus for the AIP is 45% of your annual base salary, generally pro-rated based on your start date with a PayPal company (“start date”) and days of service in an AIP-eligible position during the AIP performance period. There is no guarantee any AIP bonus will be awarded or received, and any actual bonus will be determined after the end of the AIP performance period. Any AIP bonus, even if it is made repeatedly or regularly and whatever its amount, can never lead to a vested right for you, the employee.

To be eligible to receive any AIP bonus, you must be employed before October 1st of the AIP performance period, and you must remain employed on the date the bonus is paid, subject to applicable laws. If your start date commences on or after October 1st, your eligibility to participate in the AIP will begin on January 1st of the following calendar year. Any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time. Further, the bonus plan that you are eligible to participate in may change over time. You acknowledge and agree that PayPal may substitute the plan referenced in this letter and any contract of employment or any offer documentation, as it determines in its sole discretion from time to time.

In addition, PayPal is also offering you the following:

•A one-time sign on bonus of $1,000,000 (less applicable deductions and tax withholdings) (the “Sign On Bonus”). You will be eligible to receive the Sign On Bonus in 2 installments: $500,000 within the first two pay periods following your start date, and $500,000 within two pay periods following the 6-month anniversary of your start date.

The Sign On Bonus is subject to a couple conditions: (1) you need to be employed with PayPal on the date of each payment, otherwise you will not earn or receive the Sign On Bonus, and (2) if you resign or PayPal terminates your employment for cause before the designated date(s) in the attached Repayment Agreement, the Sign On Bonus will not be earned, and is subject to repayment to PayPal. Details are in the attached Repayment Agreement.

•As a PayPal executive, you will also receive the initial equity grant described below and will be eligible to receive additional annual equity grants beginning in 2025, depending on your performance as assessed by your manager and subject to approval by the Committee.

Equity grants are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related documents.

Grant	Value	Vesting Schedule
Restricted Stock Units (RSUs)	USD $2,000,000
The value of the RSUs will be converted into a number of PayPal shares in accordance with PayPal policies.

One-third (1/3) of the RSUs subject to the award will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the RSUs subject to the award vesting on each quarterly vest date thereafter, conditioned upon your continued employment with a PayPal company.

Please note: The above is only a summary of the RSUs. Once your equity award is approved and processed (subject to the approval of the Committee or its delegate), the grant date for RSUs is generally on or around the 15th of the month following the month of your first day of employment. You will be notified by E*TRADE to set up your account, and will be prompted to accept your grant online.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully and execute the online certification through our SilkRoad Onboarding Portal to submit it to PayPal’s People team.

Benefits

You will also receive benefits from PayPal. Please refer to the benefit plan documents for more details, including eligibility. Details about company benefits, including the Employee Stock Purchase Program, 401(k), Sabbatical Program, and Tracking-Free Vacation, are available here: https://www.paypalbenefits.com/us Take a look. They’re pretty amazing. Let us know if you have questions about any of them.

Since you will be part of PayPal’s executive team, you’re also eligible for the PayPal Holdings, Inc. Deferred Compensation Plan

The above is just an overview. For more details and plan limitations, please review the applicable Summary Plan Descriptions, plan documents, program summaries or agreements. You’ll see that we’re serious about offering a generous benefits package, though PayPal reserves the right to make changes or cancel any benefits at any time, in PayPal’s sole discretion.

Workplace

Your role may be performed outside of a PayPal office part of the time with the use of virtual working tools we provide. You must work virtually from a location near to the San Jose PayPal office, within the United States. In addition to any in-person working, you may also be required to be present in a PayPal office for in-person collaboration. We may amend or end the location of your role or remove the ability to work virtually at any time and will give you notice if we do so. You may find more details, including our expectations of you, within our Offsite Working Policy and associated policies.

Terms and Conditions

This offer is contingent upon the results of your background verification and reference checks, as PayPal deems appropriate, in its sole discretion. Please do not hesitate to contact Jennifer Lam at jennilam@paypal.com if you have any questions pertaining to your background verification or reference checks.

Under federal immigration laws, PayPal is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by PayPal’s EVP, Chief Human Resources Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by PayPal from time to time in its sole discretion.

Although your employment with PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice, as a part of PayPal’s executive team, you may be eligible to severance in certain circumstances pursuant and subject to the terms and conditions of any applicable severance program, policy or plan that PayPal may maintain from time to time. If you are subject to a legal hold as of the date your PayPal employment terminates, you must timely provide to PayPal all mobile devices in your possession that may contain relevant data (including but not limited to applicable text messages) for appropriate preservation of such data, upon PayPal’s request. The PayPal reserves the right to make changes or cancel any program, policy, plan and benefit at any time, in PayPal’s sole discretion.

Kindly indicate your consent to this offer letter by signing and returning a copy through DocuSign. In addition to this letter, other important documents, including the Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement, outline additional terms and conditions of your employment. These documents will be provided to you for signature via our online candidate portal, SilkRoad. Please be sure to thoroughly review these documents prior to signing. These documents must be signed and returned prior to your start date.

Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications. In accepting this offer and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this letter.

We respect the privacy of all employees and will comply with all applicable laws regarding processing of personal information. All such personal information is processed in accordance with the PayPal Employee Privacy

Statement, a copy of which has been given to you in connection with this Agreement. You acknowledge that you have reviewed and understand the Employee Privacy Statement.

At PayPal, we are continuing to write the next chapter in transforming the world’s digital economy. We believe the opportunities ahead of us are greater than ever, and we hope you will join us on the journey.

Jason P. Tarazi
Senior Manager, Global Executive Recruiting
ACCEPTED:
/s/ Christopher Natali
Christopher Natali

Date: May 29, 2024
Anticipated Start Date (Contingent upon background check): Thursday, June 20, 2024

Sign On Bonus
Repayment Agreement

If you resign or PayPal terminates your employment for cause (or notice is provided related to such resignation or termination for cause):

First Payment
•On or prior to the first anniversary of the payment date of the first installment (the “First Payment”) of the Sign On Bonus (as defined in the offer letter to which this Repayment Agreement is attached) (which installment is $500,000), you must pay to PayPal an amount equal to 100% of the First Payment.
•After the first anniversary of the payment date of the First Payment and on or prior to the second anniversary of the payment date of the First Payment, you must pay to PayPal an amount equal to the First Payment, provided that your repayment obligation for the First Payment will be reduced by 1/24th for every full month of active employment with PayPal following your start date.
Second Payment
•On or prior to the first anniversary of the payment date of the second installment (the “Second Payment”) of the Sign On Bonus (which installment is $500,000), you must pay to PayPal an amount equal to 100% of the Second Payment.

For purposes hereof, “cause” shall mean any of the following, as determined by PayPal: (i) your failure to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment; (ii) an act by you that constitutes misconduct and that may be, in PayPal’s sole discretion, injurious in any way to PayPal or any of its affiliates or subsidiaries (collectively, the “PayPal Companies”); (iii) a material violation by you of any law or regulation relating to the business of any of the PayPal Companies; or (iv) a breach by you of your fiduciary duty to any of the PayPal Companies.

ACCEPTED:

/s/ Christopher Natali
Christopher Natali
Date: May 29, 2024